Exhibit 3.1

ARTICLES OF AMENDMENT OF
AGREE REALTY CORPORATION

AGREE REALTY CORPORATION, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation desires to, and does hereby, amend the charter of the Corporation as currently in effect (the “Charter”) pursuant to Sections 2-601 et seq. of the MARYLAND GENERAL CORPORATION LAW (the “MGCL”).

SECOND: The Charter of the Corporation is hereby amended by deleting therefrom in its entirety the existing paragraph (a) of Article SIXTH and inserting, in lieu thereof, the following new paragraph (a) of Article SIXTH:

“(a) The total number of shares of stock of all classes which the Corporation has authority to issue is 184,000,000 shares of capital stock (par value $.0001 per share), amounting in aggregate par value to $18,400, of which shares 180,000,000 are initially classified as “Common Stock” and 4,000,000 are initially classified as “Preferred Stock.” The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.”

THIRD: The total number of shares of stock of all classes which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 94,000,000 shares of capital stock (par value $.0001 per share), amounting in aggregate par value to $9,400, of which shares (a) 90,000,000 were initially classified as shares of “Common Stock” (par value $.0001 per share) and (b) 4,000,000 were initially classified as shares of “Preferred Stock” (par value $.0001 per share).

FOURTH: The total number of shares of stock of all classes which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 184,000,000 shares of capital stock (par value $.0001 per share), amounting in aggregate par value to $18,400, of which shares (a) 180,000,000 are initially classified as shares of “Common Stock” (par value $.0001 per share) and (b) 4,000,000 are initially classified as shares of “Preferred Stock” (par value $.0001 per share).

FIFTH: The information required by Section 2-607(b)(2)(i) of the MGCL was not changed by the foregoing amendment of the Charter.

SIXTH: The foregoing amendment of the Charter as set forth in these Articles of Amendment was duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

SEVENTH: These Articles of Amendment shall be effective upon filing with the Department.

EIGHTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, Agree Realty Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 6th day of May, 2021.

Attest:		Agree Realty Corporation

By:	/s/ Simon J. Leopold	By:	/s/ Joel N. Agree
Simon J. Leopold		Joel N. Agree
Chief Financial Officer and Secretary		President